Conyers Dill & Pearman

ATTORNEYS AT LAW

CRICKET SQUARE, HUTCHINS DRIVE, P.O. BOX 2681 GT, GEORGE TOWN, GRAND CAYMAN, BRITISH WEST INDIES
TEL: (345) 945 3901 FAX: (345) 945 3902 EMAIL: CAYMAN@CONYERSDILLANDPEARMAN.COM
WWW.CONYERSDILLANDPEARMAN.COM

5th December, 2006

Fuwei Films (Holdings) Co., Ltd.
No.387 Dongming Road
Weifang Shandong
People's Republic of China 261061

DIRECT LINE: 2842 9522
E-MAIL: Benjamin.Dyer@conyersdillandpearman.com
OUR REF: BNRD/jm/rc/227722 (M#870836)
YOUR REF:

Dear Sirs

Fuwei Films (Holdings) Co., Ltd. (the "Company")

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form F-1 to be filed with the U.S. Securities and Exchange Commission (the "Commission") (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act") of an aggregate of 4,500,000 ordinary shares, par value US$0.129752 to be offered by the Company (the "Shares").

For the purposes of giving this opinion, we have examined a copy of the Registration Statement as filed under the Securities Act on November 24, 2006 and a draft of the Representative Purchase Option to be filed as exhibit 4.2 to the Registration Statement (the "Purchase Option"). We have also reviewed the memorandum of association and articles of association of the Company, each certified by the Company on 5th December, 2006, copies of unanimous written resolutions of the members of the Company dated on 23rd November, 2006 and unanimous written resolutions of the board of directors of the Company held on 23rd November, 2006 (together, the "Minutes"), a certificate of good standing issued by the Registrar of Companies in relation to the Company on 3rd November, 2006 and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made

in the Registration Statement and other documents reviewed by us; (d) that the resolutions contained in the Minutes were passed by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; and (f) the validity and binding effect under the laws of the State of New York (the "Foreign Laws") of the Purchase Option which is expressed to be governed by such Foreign Laws in accordance with its terms.

The obligations of the Company under the Purchase Option (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Purchase Option if there are other proceedings in respect of the Purchase Option simultaneously underway against the Company in another jurisdiction.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands).

2. The issue of the Shares has been duly authorised, and when issued and paid for as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein

that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3. When duly executed and delivered by or on behalf of the Company, the Purchase Option will constitute the valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

Conyers Dill & Pearman

Conyers Dill & Pearman